EX-99.B-77G

            WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G(a):  Defaults on senior securities

1.   Myrtle Creek Oregon Building Authority

$3,000,000   8.000%   Myrtle Creek Golf Course Project Revenue Bonds
due 6/1/21
CUSIP 628599AA0
This is a monetary default
Default date is June 30, 1999
Amount of default per $1,000 face amount is $267
Total amount of default is $800,000

2.   South Carolina Jobs Economic Development Authority

$4,000,000 8.000% Solid Waste Recycling Santee River Revenue Bonds due 12/01/14
CUSIP 837042AB6
This is a monetary default
Default date is December 30, 2000
Amount of default per $1,000 face amount is $147
Total amount of default is $586,667

$2,460,000 9.000% Solid Waste Recycling Ser B Revenue Bonds due 12/01/11 CUSIP 837042AD2
This is a monetary default
Default date is December 30, 2000
Amount of default per $1,000 face amount is $165
Total amount of default is $405,900

3.   Upper Cumberland Tennessee Gas Utility

$1,400,000   7.000%   Gas Systems Revenue Bonds due 3/1/16
CUSIP 915627AL7
This is a monetary default
Default date is September 30, 2000
Amount of default per $1,000 face amount is $146
Total amount of default is $204,167

4.   Savannah GA EDA Shadowmoss

$3,185,000   6.750% First Mortgage Revenue Bonds due 7/1/29
CUSIP 80483CBH3
This is a monetary default
Default date is January 30, 2002.
Amount of default per $1,000 face amount is $51
Total amount of default is $161,241